Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Announces Cash Dividend on its Common Stock

Winston-Salem, North Carolina, January 20, 2005 – Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, announced today the declaration of its second consecutive annual cash dividend of $0.12 per share on its common stock. The cash dividend will be paid on March 15, 2005 to all common stock shareholders of record on February 22, 2005. This is the second annual dividend paid by the Company and represents a 9% increase from the prior year.

F. Scott Bauer, Chairman and CEO, said, “We’re pleased to be able to share our company’s success with our shareholders through this dividend.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Contact: F. Scott Bauer, Chairman and CEO
(336) 768-8500